Exhibit 99.1

CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
NETWORK APPLIANCE, INC.

The undersigned, Steven J. Gomo, hereby certifies that he is the duly appointed, qualified, and acting Chief Financial Officer and Executive Vice President of Finance of Network Appliance, Inc., a Delaware corporation (the “Company”), and that on August 1, 2005 pursuant to Article VIII, Section 1 of the Bylaws of the Company the Board of Directors of the Company amended such Bylaws as set forth below:

Sections 7 and 9 of Article III shall be amended and restated in their entirety to read as follows:

“Section 7. Special meetings of the Board may be called by the Chairman of the Board or the Chief Executive Officer on twelve (12) hours’ notice to each director either personally, or by telephone, telegram, facsimile, electronic mail or other form of electronic transmission, or other similar means; special meetings shall be called by the Chief Executive Officer or secretary in like manner and on like notice on the written request of a majority of the Board unless the Board consists of only one director, in which case special meetings shall be called by the Chairman of the Board, the Chief Executive Officer or secretary in like manner and on like notice on the written request of the sole director. A written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice.”

“Section 9. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.”

Sections 1 and 2 of Article IV shall be amended and restated in their entirety to read as follows:

“Section 1. Whenever, under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice (except as provided in Section 7 of Article III of these Bylaws), but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by telephone, telegram, facsimile, electronic mail or other form of electronic transmission, or other similar means.”

“Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.”

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 3rd day of August, 2005.

/s/ Steven J. Gomo
Signed

Steven J. Gomo
Name

Chief Financial Officer and Executive Vice President of Finance
Title